SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

                           Filed by the Registrant [X]

                 Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                           CASTLE DENTAL CENTERS, INC.
                (Name of Registrant as Specified in its Charter)


      _____________________________________________________________________
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1.    Title of each class of securities to which transaction applies:

      2.    Aggregate number of securities to which transaction applies:

      3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

      4.    Proposed maximum aggregate value of transaction:

      5.    Total fee paid:

[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1.    Amount Previously Paid:
      2.    Form, Schedule or Registration Statement No.:
      3.    Filing Party:
      4.    Date Filed:

                        [CASTLE DENTAL LETTERHEAD/LOGO]

                                 April 30, 1999

         To Our Stockholders:

              On behalf of the Board of Directors, I cordially invite all stockholders to attend the Annual Meeting of Castle Dental Centers, Inc. to be held on Thursday, May 27, 1999, at 11 a.m. at The Omni Houston Hotel, Four Riverway, Houston, Texas 77056. Proxy materials, which include a Notice of the Meeting, Proxy Statement and proxy card, are enclosed with this letter. The Company's 1998 Annual Report, which is not a part of the proxy materials, is also enclosed and provides additional information regarding the financial results of the Company in 1998.

              We hope that you will be able to attend the Annual Meeting. Your vote is important. Whether you plan to attend or not, please execute and return the proxy card in the enclosed envelope so that your shares will be represented. If you are able to attend the meeting in person, you may revoke your proxy and vote your shares in person. If your shares are not registered in your own name and you would like to attend the meeting, please ask the broker, trust, bank or other nominee that holds the shares to provide you with evidence of your share ownership. We look forward to seeing you at the meeting.


                                      Sincerely,


                                      /s/ JACK H. CASTLE, JR.
                                          Jack H. Castle, Jr.
                                          CHAIRMAN OF THE BOARD OF
                                          DIRECTORS AND CHIEF EXECUTIVE OFFICER

                          CASTLE DENTAL CENTERS, INC.
                      1360 POST OAK BOULEVARD, SUITE 1300
                              HOUSTON, TEXAS 77056

                            ------------------------

                 NOTICE OF 1999 ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 27, 1999
                            ------------------------

TO THE STOCKHOLDERS:

     The 1999 Annual Meeting of Stockholders of Castle Dental Centers, Inc. (the "Company"), will be held at The Omni Houston Hotel, Four Riverway, Houston, Texas 77056 at 11 a.m. on Thursday, May 27, 1999, for the following purposes:

          (1) To elect seven directors of the Company to serve on the Board of Directors until the 2000 annual meeting of stockholders and until their respective successors shall have been duly elected and qualified.

          (2) To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent certified public accountants to audit the Company's consolidated financial statements for the year ending December 31, 1999.

          (3) To transact such other business as may properly be brought before the meeting or any adjournment thereof.

     The holders of record of the Company's common stock at the close of business on April 9, 1999 are entitled to notice of and to vote at the meeting with respect to all proposals. We urge you to sign and date the enclosed proxy and return it promptly by mail in the enclosed envelope, whether or not you plan to attend the meeting in person. No postage is required if mailed in the United States. If you do attend the meeting in person, you may withdraw your proxy and vote personally on all matters brought before the meeting.


                                      By Order of the Board of Directors,

                                      /s/ JOHN M. SLACK
                                          John M. Slack
                                          VICE PRESIDENT, CHIEF FINANCIAL
                                          OFFICER AND SECRETARY

Houston, Texas
April 30, 1999

                          CASTLE DENTAL CENTERS, INC.
                      1360 POST OAK BOULEVARD, SUITE 1300
                              HOUSTON, TEXAS 77056

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                            MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 27, 1999

     This statement is furnished in connection with the solicitation of proxies by the Board of Directors of Castle Dental Centers, Inc., a Delaware corporation (the "Company"), for use at the Company's Annual Meeting of Stockholders or any postponement or adjournment thereof (the "Annual Meeting") to be held at The Omni Houston Hotel, Four Riverway, Houston, Texas 77056 at 11 a.m. on Thursday, May 27, 1999 for those purposes set forth in the notice attached hereto. This Proxy Statement and the accompanying proxy card are being mailed to stockholders on or about May 3, 1999.

RECORD DATE AND VOTING SECURITIES

     The Board of Directors has fixed the close of business on April 9, 1999 as the record date ("Record Date") for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, the Company had outstanding and entitled to vote 6,417,206 shares of common stock, par value $.001 per share ("Common Stock"). There are no other classes of voting securities of the Company outstanding. Each share of Common Stock entitles the holder to one vote on each matter presented at the Annual Meeting. A proxy will be voted in the manner specified on the proxy, or if no manner is specified, it will be voted in favor of the proposals set forth in the notice attached hereto.

     The presence of the holders of a majority of the issued and outstanding shares of Common Stock of the Company entitled to vote at the Annual Meeting, either in person or represented by properly executed proxies, is necessary to constitute a quorum for the transaction of business at the Annual Meeting. If there are not sufficient shares represented in person or by proxy at the Annual Meeting to constitute a quorum, the Annual Meeting may be postponed or adjourned in order to permit further solicitation of proxies by the Company.

     Shares of Common Stock represented by a properly signed and returned proxy will be counted as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. Shares of Common Stock held by nominees which are voted on at least one matter coming before the Annual Meeting will also be counted as present for purposes of determining a quorum, even if the beneficial owner's discretion has been withheld (a "non-vote") for voting on some or all other matters.

     The holders of a majority of the total shares of Common Stock issued and outstanding, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. The election of directors requires the favorable vote of the holders of a plurality of shares of Common Stock present and voting, in person or by proxy, at the Annual Meeting. Cumulative voting for the election of directors is not permitted. Abstentions and broker non-votes have no effect on determinations of plurality except to the extent that they affect the total votes received by any particular candidate.

     A majority of the votes represented by the Stockholders present at the Annual Meeting, in person or by proxy, is necessary for ratification of the Company's auditors. With respect to broker non-votes, the shares will not be considered present at the Annual Meeting for this matter so that broker non-votes will have the practical effect of reducing the number of affirmative votes required to achieve a majority vote by reducing the total number of shares from which the majority is calculated. Abstentions, however, will operate to prevent the approval of such proposal to the same extent as a vote against such proposal.

REVOCATION OF PROXY

     Stockholders submitting proxies may revoke them at any time before they are voted on by (i) notifying John M. Slack, Secretary of the Company, in writing of such revocation, (ii) by execution of a subsequent proxy sent to Mr. Slack or
(iii) by attending the Annual Meeting in person and giving notice of revocation. Notices to Mr. Slack referenced in (i) and (ii) should be directed to John M. Slack, Secretary, Castle Dental Centers, Inc., 1360 Post Oak Boulevard, Suite 1300, Houston, Texas 77056.

SOLICITATION EXPENSES

     The expense of preparing, printing and mailing proxy solicitation materials will be borne by the Company. In addition to solicitation of proxies by mail, certain directors, officers, representatives and employees of the Company may solicit proxies by telephone and personal interview. Such individuals will not receive additional compensation from the Company for solicitation of proxies, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Banks, brokers and other custodians, nominees and fiduciaries also will be reimbursed by the Company for their reasonable expenses for sending proxy solicitation materials to the beneficial owners of Common Stock.

     The Company's Annual Report to Stockholders for the year ended December 31, 1998, including consolidated financial statements, is being mailed to all stockholders entitled to vote at the Annual Meeting. The Annual Report does not constitute a part of the proxy solicitation material.

                       ELECTION OF DIRECTORS (PROPOSAL 1)

     The Company's Bylaws authorize the Board of Directors to determine, from time to time, the number of directors which shall constitute the whole Board of Directors. Presently, seven directors serve on the Board of Directors, each director holding office for a term of one year and until such director's successor shall have been elected and qualified or until such director's earlier death, resignation, or removal. The directors whose terms will expire at the 1999 Annual Meeting are Jack H. Castle, Jr., Jack H. Castle, D.D.S., Robert J. Cresci, G. Kent Kahle, Elizabeth A. Tilney, Emmett E. Moore and John J. Roberts. All of these individuals have been nominated to stand for reelection at the 1999 Annual Meeting to hold office until the 2000 Annual Meeting and until their successors are elected and qualified.

NOMINEES FOR ELECTION

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR JACK H. CASTLE, JR., JACK H. CASTLE, D.D.S., ROBERT J. CRESCI, G. KENT KAHLE, ELIZABETH A. TILNEY, EMMETT E. MOORE AND JOHN J. ROBERTS AS DIRECTORS TO HOLD OFFICE UNTIL THE 2000 ANNUAL MEETING AND UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFIED. THE SHARES OF COMMON STOCK REPRESENTED BY RETURNED PROXY CARDS WILL BE VOTED FOR THE ELECTION OF THESE NOMINEES UNLESS OTHERWISE SPECIFIED.

     The following sets forth information as to the current directors and executive officers of the Company, including their ages, present principal occupations, other business experience during the last five years, memberships on committees of the Board of Directors and directorships in other publicly-held companies.

                                                                                                DIRECTOR
                  NAME                     AGE             POSITION WITH THE COMPANY             SINCE
----------------------------------------   ---    -------------------------------------------   --------
Jack H. Castle, Jr......................   44     Chairman of the Board and Chief Executive        1995
                                                    Officer
Jack H. Castle, D.D.S...................   77     Director                                         1995
Robert J. Cresci(1)(2)..................   55     Director                                         1995
G. Kent Kahle(1)........................   47     Director                                         1995
Elizabeth A. Tilney(2)..................   41     Director                                         1996
Emmett E. Moore(1)......................   56     Director                                         1997
John J. Roberts.........................   76     Director                                         1998
G. Daniel Siewert III...................   55     President and Chief Operating Officer
John M. Slack...........................   51     Vice President and Chief Financial Officer

------------

(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

     Jack H. Castle, Jr. became a director in December 1995. He was a co-founder of the Company in 1981 and has served as Chief Executive Officer since 1990. He became the Company's Chairman in August 1996. Mr. Castle received a B.A. from Rollins College and a Masters of Business Administration from Wake Forest University. Mr. Castle is the son of Jack H. Castle, D.D.S.

     Jack H. Castle, D.D.S. became a director in December 1995 and served as Chairman of the Company from 1981 until August 1996. He is also the sole owner of Jack H. Castle, D.D.S., P.C., a dental practice managed by the Company (the "Texas PC"). Prior to co-founding the Company, Dr. Castle operated a single location dental practice. Dr. Castle graduated from the University of Houston in 1943 and received a Doctorate of Dental Surgery from the University of Texas Health Science Center in Houston in 1945. He served in the United States Navy from 1947 to 1949. Dr. Castle is the father of Jack H. Castle, Jr.

     Robert J. Cresci became a director in December 1995. Mr. Cresci has been a Managing Director of Pecks Management Partners Ltd., an investment management firm, since September 1990. Mr. Cresci currently serves on the boards of Bridgeport Machines, Inc., EIS International, Inc., Sepracor, Inc., Arcadia Financial, Ltd., Hitox, Inc., Aviva Petroleum Ltd., Film Roman, Inc., Quest Educational Corporation, Candlewood Hotel Co., Inc., SeraCare, Inc. and several private companies.

     G. Kent Kahle became a director in December 1995. He has been a Managing Director of The GulfStar Group, Inc., an investment banking firm, since 1990. From 1982 to 1990 Mr. Kahle held various positions with Rotan Mosle, Inc., most recently as Senior Vice President and Director. Mr. Kahle has a Masters of Business Administration from The Wharton School of the University of Pennsylvania and an A.B. from Brown University. He currently serves on the board of Total Safety Corporation, U.S. Legal Support, Inc. and Chase Telecommunications, Inc.

     Elizabeth A. Tilney became a director in August 1996. Ms. Tilney is Senior Vice President, Marketing, Communications and Human Resources of Enron Energy Services, having joined Enron in March 1996. From 1987 to 1996, Ms. Tilney held various positions with Russell Reynolds Associates, an executive search firm, and was most recently an Executive Director. Ms. Tilney was an account manager associated with Ogilvy & Mather Advertising in New York and Houston from 1983 to 1987. Ms. Tilney has a Masters of Business Administration from The Amos Tuck School of Business Administration of Dartmouth College and a B.A. from the University of Virginia.

     Emmett E. Moore became a director in September 1997. Until November 16, 1997, Mr. Moore was the Chairman of the Board and Chief Executive Officer of Physicians Resource Group, Inc., a publicly-traded ophthalmology practice management company ("PRG"), since September 1995, and served as the President and a director of PRG since April 1995. Also, Mr. Moore served on the board of PRG until he resigned in February 1998. Mr. Moore is currently developing a new health care venture. From August 1983 to December 1994, Mr. Moore served in various capacities with Medical Care America, Inc., a publicly-traded company that owned and operated outpatient surgery centers and was acquired in September 1994 by Columbia/HCA Health care Corporation. Mr. Moore received B.B.A., J.D. and M.P.A. degrees from the University of Texas, and is a certified public accountant.

     John J. Roberts became a director in August 1998. He is currently a Senior Advisor, formerly Vice-Chairman, External Affairs, American International Group, Inc. He was formerly Chairman and Chief Executive Officer of American International Underwriters Corporation. Prior to that he was President of American International Underwriters Corporation-U.S./Overseas Operations. He currently serves as a director of American International Group, Inc., The Adams Express Company and Petroleum & Resources Corporation.

     The vote of a plurality of holders of the outstanding shares of Common Stock present in person or represented by duly executed proxy at the Annual Meeting for the election of a given nominee is necessary to elect such nominee as a director of the Company (i.e., the seven director nominees receiving the greatest number of votes cast will be elected, regardless of the number withheld from voting for the election of such director nominees).

                        GENERAL INFORMATION WITH RESPECT
                           TO THE BOARD OF DIRECTORS

MEETINGS

     During the year ended December 31, 1998, the Board of Directors held five meetings and acted one time by unanimous consent. During 1998, each member of the Board of Directors attended at least 75% of all meetings of the Board of Directors and committees of the Board of Directors of which such director was a member. There are two standing committees of the Board of Directors, the Audit Committee and the Compensation Committee. The Board of Directors does not have a nominating committee.

COMMITTEES OF THE BOARD

     Audit Committee. The Audit Committee consists of Robert J. Cresci (Chairman), and G. Kent Kahle and Emmett E. Moore. The Audit Committee: (i) makes recommendations to the Board of Directors concerning the engagement of independent public accountants; (ii) reviews with the independent public accountants the plans for and results of the audit; (iii) approves professional services provided by the independent public accountants; (iv) reviews the independence of the independent public accountants; (v) considers the range of audit and non-audit fees; (vi) reviews the non-audit services performed by the independent public accountants; and (vii) reviews the adequacy of the Company's internal accounting controls. During 1998, the Audit Committee held one meeting.

     Compensation Committee. The Compensation Committee consists of Elizabeth A. Tilney (Chairperson) and Robert J. Cresci. The Compensation Committee periodically determines the amount and form of compensation and benefits payable to all principal officers and certain other management personnel. This committee also performs the duties of administration with respect to the Company's incentive compensation plan. See "Report of Compensation Committee on Executive Compensation." During 1998, the Compensation Committee held two meetings.

DIRECTORS' COMPENSATION

     During 1998, each non-employee director was paid a fee of $1,000 for each Board of Directors meeting attended in person and $500 for each telephonic Board of Directors meeting in which the director participated. The Company paid aggregate fees of $17,000 to non-employee directors of the Company in connection with the Board of Directors' and committee meetings in 1998. The Company does not pay director fees to directors who also are employees of the Company. No member of the Board of Directors, except Jack H. Castle, D.D.S., was paid compensation during 1998 for his service as a director of the Company other than pursuant to the standard compensation arrangement described above. See "Certain

Relationships and Related Transactions" for a description of other compensation payable to Jack H. Castle, D.D.S. Non-employee directors also receive stock option awards pursuant to the Company's 1997 Non-Employee Directors' Stock Plan (the "Directors' Plan"), which was adopted by the Board of Directors and approved by the Company's stockholders in August 1996.

     The Directors' Plan, which is administered by the Compensation Committee, provides for the automatic grant to each non-employee director of an option to purchase 25,000 nonqualified stock options upon such person's initial election as a director. The aggregate amount of Common Stock with respect to which grants under the Directors' Plan may be made may not exceed 150,000 shares. Options will be exercisable during a ten-year period from the date of grant of the Options and will vest based upon the number of full years of service a non-employee director serves on the Board of Directors as follows: 20% after one full year, 40% after two full years of service, 60% after three full years of service, 80% after four full years of service and 100% after five full years of service. No option will remain exercisable later than ten years after the date of grant.

     The exercise price for Options granted under the Directors' Plan may be no less than the fair market value of the Common Stock on the date of grant. During 1998, the Company granted options to acquire an aggregated 25,000 shares of Common Stock under the Directors' Plan with an exercise price of $8.50 per share.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information as of March 31, 1999 with respect to beneficial ownership of the Company's Common Stock by (i) each director, (ii) each executive officer, (iii) the executive officers and directors as a group, and (iv) each person known to the Company who beneficially owns 5% or more of the outstanding shares of its voting securities. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned.

                                            NUMBER OF       PERCENTAGE
                                              SHARES        OF SHARES
          NAME AND ADDRESS OF              BENEFICIALLY    BENEFICIALLY
            BENEFICIAL OWNER                  OWNED           OWNED
----------------------------------------   ------------    ------------
Jack H. Castle, Jr. (1)(2)..............      1,348,000        20.8%
Jack H. Castle, D.D.S. (2)(3)...........        974,000        15.2
Loretta Castle (2)(3)...................        974,000        15.2
Castle Interests, Ltd. (2)
  1360 Post Oak Boulevard,
  Suite 1300, Houston, Texas 77056......        514,000         8.0
Pecks Management Partners, Ltd. (4)
  One Rockefeller Plaza, Suite 900
  New York, New York 10020..............        913,243        14.3
Robert J. Cresci (5)....................        918,243        14.3
The Capital Group Companies, Inc.
  333 South Hope Street
  Los Angeles, California 90071.........        530,000         8.3
Benson Associates, LLC
  111 S.W. Fifth Avenue, Suite 2130
  Portland, Oregon 97204................        337,800         5.3
G. Kent Kahle (6).......................         67,829         1.1
G. Daniel Siewert III (7)...............         67,850         1.1
John M. Slack (8).......................         28,500       *
Elizabeth A. Tilney (9).................          8,000       *
Emmett E. Moore (9).....................          5,000       *
John J. Roberts (10)....................        --            --
All directors and executive officers as
  a group (9 persons) (11)..............      2,883,422        44.0%

------------

  *  Less than 1%

 (1) Includes 714,000 shares held by the Castle 1995 Gift Trust f/b/o Jack H. Castle, Jr., of which Mr. Castle is Trustee. Includes options to acquire 20,000 shares of Common Stock issued under the Castle Dental Centers, Inc. Omnibus Stock and Incentive Plan (the "Plan") which are exercisable within 60 days. Excludes options to acquire 155,000 shares of Common Stock which are not exercisable within 60 days.

 (2) Includes 514,000 shares of Common Stock owned of record by Castle Interest, Ltd., a Texas limited partnership of which Jack H. Castle, D.D.S., Loretta Castle and Jack H. Castle, Jr. are the three general partners. The general partners of Castle Interests, Ltd. cannot act to vote or dispose of shares of Common Stock held by Castle Interests, Ltd. without the unanimous vote of all of the general partners. Loretta Castle is the wife of Jack H. Castle, D.D.S. and the mother of Jack H. Castle, Jr.

 (3) Includes 103,000 shares of Common Stock owned jointly by Jack H. Castle, D.D.S. and Loretta Castle.

 (4) Includes 615,033, 121,708, and 176,502 shares of Common Stock owned of record by Delaware State Employees' Retirement Fund, Declaration of Trust for Defined Benefit Plans of ICI American Holdings Inc. and Declaration of Trust for Defined Benefit Plans of Zeneca Holdings Inc., respectively (the "Pecks Investors"). Pecks Management Partners Ltd. ("Pecks"), as investment manager for the

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

     Pecks Investors, has sole investment and voting power with respect to such shares. Mr. Cresci, a director of the Company, is a Managing Director of Pecks. Pecks disclaims beneficial ownership of such shares.

 (5) Includes all shares deemed to be beneficially owned by Pecks, of which Mr. Cresci is a Managing Director. As a result, Mr. Cresci may be deemed to share voting and investment power with respect to such shares. Mr. Cresci disclaims beneficial ownership of such shares. See note 3 above. Also includes options to acquire 5,000 shares of Common Stock under the Directors' Plan which are exercisable within 60 days. Excludes options to acquire 20,000 shares of Common Stock which are not exercisable within 60 days.

 (6) Includes 56,579 shares of Common Stock issuable on exercise of the GulfStar Warrant and options to acquire 5,000 shares of Common Stock under the Directors' Plan which are exercisable within 60 days. Mr. Kahle is a Managing Director of The GulfStar Group, Inc., an affiliate of GulfStar Investments, Ltd., the holder of the GulfStar Warrant. Excludes options to acquire 40,000 shares of Common Stock which are not exercisable within 60 days.

 (7) Includes options to acquire 30,000 shares of Common Stock issued under the Plan which are exercisable within 60 days. Excludes options to acquire 155,000 shares of Common Stock which are not exercisable within 60 days.

 (8) Includes options to acquire 14,000 shares of Common Stock issued under the Plan which are exercisable within 60 days. Excludes options to acquire 86,000 shares of Common Stock which are not exercisable within 60 days.

 (9) Includes options to acquire 5,000 shares of Common Stock issued under the Plan which are exercisable within 60 days. Excludes options to acquire 20,000 shares of Common Stock which are not exercisable within 60 days.

(10) Excludes options to acquire 25,000 shares of Common Stock which are not exercisable within 60 days.

(11) Includes (i) 714,000 shares of Common Stock held by the Castle 1995 Gift Trust f/b/o Jack H. Castle, Jr., (ii) 514,000 shares of Common Stock held by Castle Interests, Ltd., (iii) 913,243 shares of Common Stock beneficially owned by the Pecks Investors, and (iv) 56,579 shares of Common Stock issuable to GulfStar Investments, Ltd. on exercise of the GulfStar Warrant.

                               EXECUTIVE OFFICERS

     The Board elects executive officers annually at its first meeting following the annual meeting of stockholders. Information concerning Mr. Jack H. Castle, Jr. is set forth above under "Election of Directors." Information concerning
G. Daniel Siewert, III and John M. Slack is set forth below.

     G. Daniel Siewert, III joined the Company in August 1997 as President and Chief Operating Officer. From January 1995 through June 1997, he served as Chief Operating Officer for Family Dental Center, Inc., a large group dental practice with locations in Sears Roebuck & Company stores. From November 1993 to December 1994, Mr. Siewert provided business management consulting for a major retail eye care company. Prior to that, from September 1990 until August 1993, he was Chief Executive Officer of National Vision Associates, Inc.

     John M. Slack joined the Company in December, 1995 as Vice President and Chief Financial Officer. From November 1994 through November 1995, he served as Vice President and Chief Financial Officer of Team, Inc., a publicly-held environmental services company. From 1985 through August 1994, Mr. Slack was Vice President and Chief Financial Officer of Serv-Tech, Inc., a publicly-held industrial services company. Mr. Slack received a B.S. in international economics from Georgetown University in 1969.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table provides certain summary information concerning compensation earned by the Company's Chief Executive Officer and each of the other executive officers of the Company (the "Named Executive Officers") whose compensation exceeded $100,000 during the year ended December 31, 1998.

                                                                 ANNUAL COMPENSATION               LONG-TERM COMPENSATION
                                                                ----------------------    -----------------------------------------
                                                                          OTHER ANNUAL     RESTRICTED     NUMBER OF     ALL OTHER
                                                   SALARY       BONUS     COMPENSATION    STOCK AWARDS     OPTIONS     COMPENSATION
      NAME AND PRINCIPAL POSITION          YEAR      ($)         ($)          ($)             ($)          GRANTED         ($)
----------------------------------------   ----    -------      ------    ------------    ------------    ---------    ------------
Jack H. Castle, Jr......................   1998    243,663        --         --              --             75,000        12,388
  Chief Executive Officer                  1997    254,167        --         --              --            100,000        --
G. Daniel Siewert III...................   1998    199,320        --         --              --             75,000        12,000
  President,                               1997     61,698(2)     --         --              --            110,000        --
  Chief Operating Officer
John M. Slack...........................   1998    142,026        --         --              --             50,000        --
  Vice President,                          1997    120,001        --         --              --             30,000        --
  Chief Financial Officer, Treasurer and
    Secretary

------------
(1) Other compensation paid to Mr. Castle and Mr. Siewert in 1998 consisted of automobile allowances.

(2) Represents less than one full year's compensation; pursuant to agreement between the officer and the Company, such officer's employment began on August 4, 1997.

                                 STOCK OPTIONS

     The following table reflects certain information regarding stock options granted to the Named Executive Officers during 1998.

                             OPTION GRANTS IN 1998

                                                              INDIVIDUAL GRANTS                        POTENTIAL REALIZABLE
                                           --------------------------------------------------------   VALUE AT ASSUMED ANNUAL
                                           NUMBER OF                                                   RATES OF STOCK PRICE
                                           SECURITIES                                                 APPRECIATION FOR OPTION
                                           UNDERLYING    PERCENT OF TOTAL                                      TERM
                                            OPTIONS     OPTIONS GRANTED TO   EXERCISE    EXPIRATION   -----------------------
                  NAME                      GRANTED     EMPLOYEES IN 1998    PRICE(1)       DATE        5%($)       10%($)
----------------------------------------   ----------   ------------------   --------    ----------   ----------  -----------
Jack H. Castle, Jr......................     75,000            29.2%          $ 5.00      9/10/2008   $  235,825  $   597,653
G. Daniel Siewert III...................     75,000            29.2%          $ 5.00      9/10/2008   $  235,835  $   597,653
John M. Slack...........................     50,000            19.5%          $ 5.00      9/10/2008   $  157,224  $   398,436

                          YEAR END 1998 OPTION VALUES

     The following table reflects certain information concerning the number of unexercised options held by the Named Executive Officers and the value of such officers' unexercised options as of December 31, 1998. No options were exercised by the Named Executive Officers during the year ended December 31, 1998.

                                                 NUMBER OF                  VALUE OF UNEXERCISED
                                            UNEXERCISED OPTIONS           "IN-THE-MONEY" OPTIONS
                                          AT DECEMBER 31, 1998 (#)        AT DECEMBER 31, 1998 (1)
                                        ----------------------------    ----------------------------
                NAME                    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
-------------------------------------   -----------    -------------    -----------    -------------
Jack H. Castle, Jr. .................      20,000         155,000           $ 0           $84,375
G. Daniel Siewert III................      30,000         155,000           $ 0           $84,375
John M. Slack........................      14,000          86,000           $ 0           $56,250

------------

(1) Options are "in-the-money" if the closing market price of the Company's Common Stock exceeds the exercise price of the options. The exercise price of the options granted to the Named Executive Officers ranges from $5.00 to $10.00 per share. The value of unexercised options for each of the Named Executive Officers represents the difference between the exercise price of such options and the closing price of the Company's Common Stock on December 31, 1998 ($6.125 per share). None of the "in-the-money"options granted to the Named Executive Officers were exercisable at December 31, 1998.

                            STOCK PERFORMANCE GRAPH

     The following performance graph compares the Company's cumulative total stockholder return on its Common Stock with the cumulative total return of the Nasdaq Composite Index and a peer group stock index (the "Peer Group Index") defined as follows: Coast Dental Services, Inc., Dental Care Alliance, Inc., Gentle Dental Service Corp., and Monarch Dental Corporation. The cumulative total return computations set forth in the Performance Graph assume the investment of $100 in the Company's Common Stock, the Nasdaq Composite Index and the Peer Group Index on September 12, 1997, the date that the Company began trading on the National Association of Securities Dealers Automated Quotation system.

                 [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]

                               9/97         12/97         12/98
                             -------      ---------    ----------
CASTLE DENTAL CENTERS          100          59.62         47.11
NASDAQ COMPOSITE               100          99.31        139.60
PEER GROUP                     100          95.13         54.55

                        REPORT OF COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

     The Company's executive compensation program is administered by the Compensation Committee, a committee of the Board of Directors composed of the non-employee directors listed below this report. The Compensation Committee is responsible for recommending to the full Board of Directors compensation of the Chief Executive Officer of the Company, determining the compensation of the other executive officers of the Company, and administering the Company's employee benefit plans. None of the members of the Compensation Committee have any interlocking or other relationships with the Company that would call into question their independence as Compensation Committee members.

COMPENSATION POLICIES AND PROGRAMS

     The Compensation Committee believes that the goals of the executive compensation program should be to align executive compensation with the Company's long-term business objectives and performance and to enable the Company to attract, retain and reward executive officers who contribute to the long-term success of the Company. The Compensation Committee believes that the best way to achieve these goals is by aligning the financial interests of the Company's executive officers closely to the interests of the Company's stockholders through a combination of annual cash incentives and stock options, while providing the executive officers with base salary compensation at levels that are competitive with, but which do not exceed, prevailing standards. The compensation of the Company's executive officers is reviewed and approved annually by the Compensation Committee. The Company's executive compensation program is based on three elements, base salary, annual incentive compensation or bonuses, and stock-based incentive compensation, each of which is determined in part by corporate performance in achieving financial and qualitative objectives established by the Board of Directors. Financial objectives include the relative performance of the Company among its peer group of dental practice management companies as well as the Company's performance as measured against budgets and operating plans established by management. Qualitative objectives include elements of Company performance such as attracting and retaining patients, management and employee development, compliance with healthcare regulations, and anticipating and responding to changing market conditions.

     The Compensation Committee believes that stock options are critical in motivating the long-term creation of stockholder value because options focus executive attention on stock price as the primary measure of performance. In January 1996, the Company adopted and its stockholders approved a Castle Dental Centers, Inc. Omnibus Stock and Incentive Plan (the "Plan") for the benefit of its employees, including executive officers. The Plan is administered by the Compensation Committee. The purpose of the Plan is to maximize shareholder value by encouraging ownership of Common Stock by eligible employees, including executive officers, providing increased incentives for such employees to render services and a maximum amount of effort for the business success of the Company and strengthening identification of such employees with the stockholders. The Plan also utilizes vesting periods to encourage its executive officers and eligible employees to continue in the employ of the Company. Stock option grants made to the Chief Executive Officer and other executive officers in 1998 were made in part because of the Company's success in significantly increasing operating profits and cash flow and consummating the initial public offering. Stock option grants to the Company's Chief Executive Officer and other executive officers are not made automatically each year and are not considered to be a part of normal annual compensation.

     Stock option grants provide an incentive that focuses the executives' attention on managing the Company from the perspective of an owner with an equity stake in the business. Accordingly, these stock options are tied to the future performance of the Company's Common Stock and provide value to the recipient only when the price of the Company's Common Stock increases above the option grant price. Pursuant to the Plan, on September 10, 1998, the Compensation Committee approved the following option grants: 75,000 shares to Jack H. Castle, Jr., 75,000 shares to G. Daniel Siewert, III, and 50,000 shares to John M. Slack, with an exercise price equal to the closing price of the Company's Common Stock on such date.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     In determining the compensation of the Company's chief executive officer, Jack H. Castle, Jr., for 1998, the Compensation Committee reviewed information regarding compensation of chief executive officers of dental practice management and other comparable companies and evaluated the performance of the Company during the year. As a result, Mr. Castle's annual base salary was set at $253,770 in March 1998. There was no annual cash incentive paid to Mr. Castle or other executive officers in 1998 although the Compensation Committee may elect to issue annual bonuses in the future. The primary form of annual incentive compensation awarded to Mr. Castle for 1998 was the grant of stock options to purchase 75,000 shares of Company common stock at an exercise price of $5.00 per share. This award reflected the Company's success in achieving its growth and financial performance objectives in 1997 and 1998, including the completion of the Company's initial public offering in September 1997, and provides Mr. Castle with long-term incentive compensation tied to the Company's future performance.

     This report is furnished by the Compensation Committee of the Board of Directors.

                                          Elizabeth A. Tilney: Chairperson
                                          Robert J. Cresci

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Mr. Kahle, a director of the Company, is a Managing Director of The GulfStar Group, Inc., which has provided investment banking and advisory services to the Company. In 1995, the Company paid $540,000 in investment banking fees to The GulfStar Group, Inc. and issued a warrant to purchase 56,579 shares of Common Stock to GulfStar Investments, Ltd. The Company has paid The GulfStar Group, Inc. for investment banking and financial advisory services provided to the Company in connection with certain acquisitions. The GulfStar Group, Inc. received approximately $198,000 in investment banking and financial advisory fees from the Company in 1996. In 1998, The GulfStar Group, Inc. received a $183,332 advisory fee in connection with the acquisition of Dental Consulting Services, LLC. The directors of the Company other than Mr. Kahle approve the payments made to The GulfStar Group, Inc. by the Company.

     At December 31, 1998, G. Daniel Siewert, the Company's President and Chief Operating Officer, and John M. Slack, Vice-President and Chief Financial Officer, had outstanding loans in the aggregate amount of $339,000 from the Company. These loans are repayable over varying periods ranging from one to five years and bear interest at rates ranging from zero to six percent.

     Mr. Cresci, a director of the Company, is a Managing Director of Pecks Management Partners Ltd., the investment advisor to the Pecks Investors, which acquired 948,243 shares of Common Stock on conversion of 1,244,737 shares of Series A Convertible Preferred Stock and 485,382 shares of Series C Convertible Preferred Stock. Pursuant to the provisions of the Securities Purchase Agreement dated December 18, 1995, for so long as certain ownership thresholds with respect to the Common Stock are maintained, Mr. Cresci has the contractual right to nominate one member of the Company's Board of Directors.

     In December 1995, the Company acquired all of the stock of Jack H. Castle, D.D.S., Inc., a professional corporation of which Jack H. Castle, D.D.S., a director of the Company, was the sole owner. In connection with that transaction, the Company paid Jack H. Castle, D.D.S. $6.0 million in cash and entered into a Deferred Compensation Agreement with Jack H. Castle, D.D.S. pursuant to which the Company has agreed to pay Jack H. Castle, D.D.S. $2.6 million in 20 quarterly installments of $131,500 beginning March 1996.

     In connection with the purchase of the stock of Jack H. Castle, D.D.S., Inc., the Company also entered into a management services agreement with Jack H. Castle, D.D.S., P.C., a professional corporation of which Jack H. Castle, D.D.S. is the sole owner. Pursuant to the management services agreement, Jack H. Castle, D.D.S., P.C. receives an annual payment of $100,000 for services performed in connection therewith. The professional corporation employs or contracts with all of the dental professionals practicing at the Company's dental offices in Texas under the Management Agreement. The Company provides the professional corporation with, among other things, equipment, supplies, support services, nondental personnel, office space, management, administration, financial recordkeeping and reporting services. The Management Agreement is for a term of 25 years, with automatic renewal thereafter.

     The Company receives a management fee under the Management Agreement with Jack H. Castle, D.D.S., P.C. equal to the Company's costs plus a base management fee and a performance fee. The base management fee is equal to 12.5% of adjusted gross revenues and the performance fee is equal to the professional corporation's net income after payment of all other fees and expenses. The Company's costs include all direct and indirect costs, overhead and expenses relating to the Company's provision of services to the professional corporation under the Management Agreement.

     In addition to the Management Agreement with Jack H. Castle, D.D.S., P.C., the Company has a contractual right to designate or approve the licensed dentist or dentists who own the professional corporation's capital stock in the event Jack H. Castle, D.D.S. ceases to be affiliated with the Company for any reason.

     The Company is party to a lease agreement with Goforth, Inc., a company owned by Jack H. Castle, Jr., the Company's Chairman and Chief Executive Officer. The lease agreement relates to the Castle Dental Center located at 2101 West Loop South in Houston, Texas, a 6,781 square foot free-standing building. The Company has agreed to pay Goforth, Inc. a minimum guaranteed rental of $12,000 per month through January 2001 and $13,200 per month from January 2001 through January 2006. The Company has also agreed to pay additional rent of approximately $1,600 per month for insurance, taxes and common area maintenance. The Company believes that this lease agreement is on terms no less favorable to the Company than could have been obtained with an independent third party.

     Pursuant to a Registration Rights Agreement dated as of December 18, 1995, as amended, the Pecks Investors, GulfStar Investments, Ltd. and the members of the Castle Family have been granted certain registration rights by the Company with respect to the shares of Common Stock owned by them or acquired on conversion of Series A Convertible Preferred Stock and Series C Convertible Preferred Stock and exercise of the warrant issued to GulfStar Investments, Ltd.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

     In 1998, the members of the Compensation Committee were Elizabeth A. Tilney and Robert J. Cresci. Mr. Cresci is a party to certain transactions with the Company. See "Certain Relationships and Related Transactions."

                      APPOINTMENT OF AUDITORS (PROPOSAL 2)

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS TO AUDIT THE COMPANY'S CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDING DECEMBER 31, 1999. THE SHARES OF COMMON STOCK REPRESENTED BY RETURNED PROXY CARDS WILL BE VOTED FOR THE ELECTION OF THESE ACCOUNTANTS UNLESS OTHERWISE SPECIFIED.

     At the Annual Meeting a vote will be taken on the proposal to ratify the appointment by the Board of Directors of PricewaterhouseCoopers LLP, independent certified public accountants, as auditors of the Company's consolidated financial statements for the year ending December 31, 1999.
PricewaterhouseCoopers LLP audited the consolidated financial statements of the Company for the year ended December 31, 1998.

     Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, with the opportunity to make a statement should they choose to do so, and to be available to respond to appropriate questions.

                      COMPLIANCE WITH SECTION 16(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, officers and persons holding more than ten percent of a registered class of the Company's equity securities to file with the Securities and Exchange Commission ("SEC") and any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted (i) initial reports of ownership, (ii) reports of changes in ownership and (iii) annual reports of ownership of Common Stock and other equity securities of the Company. Such directors, officers and ten-percent stockholders are also required to furnish the Company with copies of all such filed reports.

     Based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required during 1998, the Company believes that all of the Company's executive officers and directors complied with Section 16(a) reporting requirements during 1998.

                                 ANNUAL REPORTS

     The Company's Annual Report to stockholders for the year ended December 31, 1998 accompanies this Proxy Statement. The Company filed its Annual Report on Form 10-K for the year ended December 31, 1998 with the Securities and Exchange Commission on March 31, 1999. A copy of the Form 10-K, including any financial statements and schedules and a list describing any exhibits not contained therein, may be obtained without charge by any stockholder. Written requests for copies of the report should be directed to John M. Slack, Secretary, Castle Dental Centers, Inc., 1360 Post Oak Boulevard, Suite 1300, Houston, Texas 77056.

                DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

     Stockholders may submit proposals on matters appropriate for stockholder action at subsequent annual meetings of the Company consistent with Rule 14a-8 promulgated under the Exchange Act and the Company's Bylaws. For such a proposal to be considered for inclusion in the Proxy Statement and Proxy relating to the 2000 annual meeting of stockholders, the proposal must contain the information required by the Company's Bylaws and must be received by the Company not later than January 3, 2000 in accordance with Rule 14a-8. In addition, the Company's Bylaws provide that a stockholder desiring to submit a proposal to an annual meeting of stockholders generally must deliver written notice of such proposal, together with the information required by the Bylaws, to the Secretary of the Company no later than 60 days and no earlier than 90 days prior to the first anniversary of the preceding year's annual meeting date. For such a proposal to be considered for inclusion on the agenda for the 2000 annual meeting of stockholders, the proposal and the required information must be received by the Company no later than March 26, 2000 and no earlier than February 25, 2000. Such proposals should be directed to John M. Slack, Secretary, Castle Dental Centers, Inc., 1360 Post Oak Boulevard, Suite 1300, Houston, Texas 77056.

                                 OTHER MATTERS

     The Board of Directors knows of no matters that are expected to be presented at the Annual Meeting other than those described in this proxy statement. Should any other matter properly come before the Annual Meeting, however, the persons named in the form of proxy accompanying this proxy statement will vote all shares represented by proxies in accordance with their best judgment on such matters.

PROXY                      CASTLE DENTAL CENTERS, INC.                     PROXY
                         ANNUAL MEETING OF STOCKHOLDERS
       SOLICITED BY THE BOARD OF DIRECTORS OF CASTLE DENTAL CENTERS, INC.

     The undersigned hereby appoint(s) JACK H. CASTLE, JR. and JOHN M. SLACK, and each of them individually, as proxies with full power of substitution, to vote all shares of Common Stock of Castle Dental Centers, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders thereof to be held on May 27, 1999, or at any adjournment or postponement thereof, as follows:

     Any executed proxy which does not designate a vote shall be deemed to grant authority for any item not designated.

PROPOSAL 1. ELECTION OF DIRECTORS:

            [ ] FOR nominees listed below      [ ] WITHHOLD AUTHORITY for all
                                                   nominees listed below

   Jack H. Castle, Jr., Jack H. Castle, D.D.S., Robert J. Cresci, G. Kent Kahle, Elizabeth A. Tilney, Emmett E. Moore and John J. Roberts to hold office until the 2000 Annual Meeting and until their successors are elected and qualifed.

  INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE
                           THAT NOMINEE'S NAME HERE:

--------------------------------------------------------------------------------

                   (continued and to be signed on other side)

PROPOSAL 2: Appointment of PricewaterhouseCoopers LLP as auditors for the Company.

                     [ ] FOR      [ ] AGAINST       [ ] ABSTAIN

    Please check the following box if you plan to attend the Annual Meeting of
Stockholders in person.    [ ]

    ALL SHARES WILL BE VOTED AS DIRECTED HEREIN AND, UNLESS OTHERWISE DIRECTED, WILL BE VOTED "FOR" PROPOSAL 1 (ALL NOMINEES), "FOR" PROPOSAL 2 AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSON VOTING THE PROXY WITH RESPECT TO ANY OTHER BUSINESS PROPERLY BROUGHT BEFORE THE MEETING.

    YOU MAY REVOTE THIS PROXY AT ANY TIME PRIOR TO A VOTE THEREON.


                                                Dated: ___________________, 1999

                                                ________________________________
                                                           Signature

                                                ________________________________
                                                  (Signature if held jointly)

                                                Please sign exactly as name
                                                appears on this card. Joint
                                                owners should each sign.
                                                Executors, administrators,
                                                trustees, etc. should give their
                                                full titles.

                                                Please complete, sign and
                                                promplty mail this proxy in the
                                                enclosed envelope.